COHEN & STEERS ENHANCED DIVIDEND FUND, INC.

ARTICLES OF AMENDMENT

           Cohen & Steers Enhanced Dividend Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST:   The Articles of Incorporation of the Corporation, as amended, are hereby further amended by deleting Paragraph (1) of Article FIFTH and inserting in lieu thereof the following:

(1) The total number of shares of stock of all classes which the Corporation shall have authority to issue is two hundred fifty million (250,000,000), all of which shall initially be Common Stock, having a par value of one-tenth of one cent ($.001) per share and an aggregate par value of two hundred fifty thousand dollars ($250,000). Such shares and the holders thereof shall be subject to the following provisions:

(a) Shares of Common Stock shall be entitled to dividends or distributions, in cash, in property or in shares of stock of any class, as may be declared from time to time by the Board of Directors, acting in its sole discretion, out of the assets lawfully available therefor.

(b) The Board of Directors is authorized, from time to time, to classify, reclassify, and designate as to series or class any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of the stock, and otherwise in any manner and to the extent now or hereafter permitted by the Maryland General Corporation Law.

(c) The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon the liquidation of the Corporation, but excluding any right to receive a stock certificate representing fractional shares.

(d) The Board of Directors, with the approval of a majority of the entire Board, and without action by the stockholders, may amend the Charter of the Corporation to increase or decrease, from time to time, the aggregate number of shares of stock of the Corporation or the number of shares of any class that the Corporation has authority to issue.

           SECOND:  The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

           THIRD:  The total number of shares of stock of all classes which the corporation had authority to issue immediately prior to these Articles of Amendment was one hundred million shares (100,000,000) of Common Stock, having a par value of $.001 per share. The aggregate par value of all shares of stock having par value was one hundred thousand dollars ($100,000).

           FOURTH:  The total number of shares of stock of all classes which the corporation has authority to issue pursuant to these Articles of Amendment is two hundred fifty million shares (250,000,000) of Common Stock, having a par value of $.001 per share. The aggregate par value of all shares of stock having par value is two hundred fifty thousand dollars ($250,000).

           FIFTH:  The Undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

           IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of April ___, 2007.

COHEN & STEERS ENHANCED DIVIDEND FUND, INC. _____________________________________ Adam M. Derechin President

Witness: ________________________________ John E. McLean Secretary